Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006 (except for Note 21, as to which the date is October 2, 2006) accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Lakeland Bancorp, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2005 which are included in and incorporated by reference in this Amendment No. 1 of this Registration Statement (File No. 333-137835) and Prospectus. We consent to the inclusion and incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/S/    GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 23, 2006